For Immediate Release                   Contact:        Stephen B. Siegel
                                                        (212) 984-8100
                                                        James A. Aston
                                                       (864) 239-1661

              INSIGNIA FINANCIAL GROUP, INC. COMPLETES ACQUISITION
                  OF CHICAGO'S FRAIN CAMINS & SWARTCHILD, INC.

Greenville, SC, April 1, 1997 -- Insignia Financial Group, Inc. (NYSE: IFS) today announced that it has completed its acquisition of Frain Camins & Swartchild, Inc. ("FC&S"), a leading full-service commercial, retail and industrial real estate brokerage and management firms in Chicago. On March 19, Insignia had announced an agreement to acquire FC&S, which had 1996 revenues in excess of $14 million.

     FC&S  will  change  its  name  to   Insignia/Frain   Camins  &   Swartchild
("Insignia/FC&S") and operate as a subsidiary of Insignia Commercial Group, Inc.

     "The acquisition of FC&S is the next vital step in our plans to build the premier commercial real estate services provider on a national basis," said Andrew L. Farkas, Insignia Financial Group's Chairman, President & Chief Executive Officer.

     "Our strategy has been to selectively acquire the finest firms in key markets in order to allow us to offer first-class services to our commercial clients across the country. FC&S fits perfectly with this strategy, providing us with a substantial platform from which to grow our business in the Chicago marketplace," he said.

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     "Chicago is a linchpin in our national strategy," added Insignia Commercial
Group President Stephen B. Siegel, "and in FC&S, we have one of the foremost firms serving both the industrial and office markets. We see an opportunity to grow our local market- share substantially, and to use the Chicago office as a gateway to other major cities in the Midwest."

     FC&S, founded in 1978, serves leading owners and users of office, retail and industrial property and vacant land in the Midwest. The firm provides services for over 10 million sq. ft. of space in the Chicago metropolitan area, and offers a full range of services, including property management and leasing, tenant representation, industrial sales and leasing, land acquisition and disposition, property, investment, retail, consulting and construction services.

     FC&S is the third commercial acquisition by Insignia thus far in 1997. In aggregate, these acquisitions, which include Stamford, CT-based Rostenberg-Doern Company, Inc., Denver-based HMB Property Services, and FC&S, will increase Insignia's commercial real estate management portfolio by more than 12 million sq. ft, and add more than $18 million to the Company's revenues on an annual basis.

     "Even with the growing strength of the commercial real estate recovery, the pricing for the three acquisitions this year has been well within our parameters," Mr. Farkas said. "We have the ability to provide other companies with an opportunity to be an integral component in our long-term strategy. This gives us a major advantage in pursuing acquisitions."
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     With corporate  headquarters in Greenville,  SC, Insignia  Financial Group,
Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia Financial Group, Inc. commenced operations in December 1990 and has since grown to provide
services  for  over  2,500  properties,   which  include  approximately  265,000
residential units (including cooperative and condominium units) and in excess of 149 million sq. ft. of retail, commercial and industrial space.